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DSB:761194.2

Pricing Supplement dated September 2, 2001                       Rule #424(b)(3)
(To Prospectus dated April 6, 2000)                     File No. 333-33136

                                  ADVANTA CORP.

                          For use only by residents of:
            CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR and PA




                                  ADVANTA INVESTMENT NOTES
                                  ------------------------

                                     PRINCIPAL AMOUNT                     PRINCIPAL AMOUNT
                                     $5,000 - $49,999                       $50,000 PLUS
                                                                                        Annual
                                                   Annual                             Percentage
          Term               Interest Rate    Percentage Yield*    Interest Rate        Yield*
          ----               -------------    -----------------    -------------        ------
         91 days                 6.77%              7.00%              6.77%             7.00%
         6 month                 7.47%              7.76%              7.47%             7.76%
        12 month                 7.93%              8.25%              7.93%             8.25%
        18 month                 8.16%              8.50%              8.16%             8.50%
        24 month                 8.39%              8.75%              8.39%             8.75%
        30 month                 8.48%              8.85%              8.48%             8.85%
        48 month                 8.62%              9.00%              8.62%             9.00%
        60 month                 8.76%              9.15%              8.76%             9.15%

                                    REDIRESERVE VARIABLE RATE CERTIFICATES**
                                    ---------------------------------------

                                                                                   Annual
                                  Tier                   Interest Rate       Percentage Yield**
                                  ----                   -------------       -----------------
                      $100 to $4,999                         3.85%                 3.92%
                      $5,000 to $24,999                      4.80%                 4.92%
                      $25,000 to $49,999                     5.00%                 5.13%
                      $50,000 plus                           5.05%                 5.18%


                            Minimum Investment $5,000


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                  ADDITIONAL INFORMATION - RECENT DEVELOPMENTS

         We file annual, quarterly and special reports, proxy statements and other information, including information about recent developments, with the SEC. You may read and copy any document we file at the following public reference rooms maintained by the SEC at:

         Judiciary Plaza                             7 World Trade Center

         450 Fifth Street, N.W.                      13th Floor

         Washington, D.C.  20549                     New York, New York 10048



         You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED APRIL 6, 2000, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

* * The Annual Percentage Yield assumes all interest reinvested daily at the stated rate. The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of- the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                            FOR MORE INFORMATION CALL
                                 1-800-223-7074